EXHIBIT 7(R)

                                LETTER AGREEMENT

April 3, 2000

Mr. Donald DeMarco
Vice President
State Street Bank and Trust Company
One Heritage Drive
Mutual Fund Services, P2N
North Quincy, Massachusetts 02171

Dear Mr. DeMarco:

Please be advised that Janus Investment Fund (the "Trust") has established Janus Orion Fund as a new series of the Trust. Pursuant to Section 16 of the Custodian Contract dated July 31, 1986, as amended, between the Trust and State Street Bank and Trust Company ("State Street"), the Trust requests confirmation that State Street will act as custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND



BY:
      Kelley Abbott Howes
      Vice President

STATE STREET BANK AND TRUST COMPANY

BY:

Agreed to this 3rd day of April, 2000

cc:      Glenn O'Flaherty
         Suzanne Olczak